Exhibit 99.1

RELEASE> Immediate: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports

Telecommunications Industry Association

Standard Adopted

Keystone Heights, FL – March 30, 2004 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today announced that the Telecommunications Industry Association (“TIA”) has issued a standard for Commercial Building Telecommunications Cabling regarding Telecommunications Cabling for Telecommunications Enclosures, which will become ANSI/TIA/EIA-568-B.1 Addendum 5. The new TIA Standard specifies when and where active zone enclosures, called Telecommunications Enclosures or TE’s, can be used in a structured cabling system

“The TIA has been working on standards governing the use of active zone enclosures for more than 3 years and this is the first result of that effort. Today’s announcement represents a major step forward in the progress of one of our Company’s goals which is to revolutionize how our industry wires and cables infrastructures,” said Scott Simpson, VP-Sales of American Access.

“Based on an increasingly growing interest and acceptance in our zone and wireless enclosures, we expect to see major standards development areas in TIA in the industrial and health care premises, as well as other sectors,” said Ned Sigmon, Sales Representative for American Access, logging more than 20 years experience in the premises cabling industry.

“We believe that Zone Cabling is a superior approach for growing and open office configurations or wherever frequent moves, additions and changes of telecommunications services are a factor because “zone cabling” of the workspace reduces overall labor and material costs for network installation and facilitates moves, adds, changes and upgrades for the network installations,” said Joe McGuire, Chief Financial Officer.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government contractors.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.